                                                                    Exhibit 4.19
                                                                    ------------

                                 LOAN AGREEMENT

PREAMBLE: -
-----------

I.   -    a. NUMBER: 19.19.4/AGE29058/1
     -    b. SIGNATURE DATE (Month/Day/Year): October 19th, 2001
     -    c. VALUE DATE (Month/Day/Year): October 29th, 2001
     -    d. TERM (DAYS): 120 (one hundred twenty)
     -    e. MATURITY DATE (Month/Day/Year): February 26th, 2002

II.  -    CREDITOR:     BANCO BBA-CREDITANSTALT S.A.-
                        NASSAU BRANCH
                        Bolam House, King & George Streets
                        New Providence Island
                        Nassau - Commonwealth of the Bahamas

III. -    BORROWER:     NEWARK FINANCIAL INC.
                        Vanterpool Plaza 2
                        Road Town, Tortola
                        British Virgin Islands

IV.  -    a. PRINClPAL AMOUNT LENT: US$ 50,000,000.00 (fifty million United
             States Dollars)
          b. INTEREST RATE: 5.10% p.a. (five point fifty percent per annum)
          c. INTEREST AMOUNT DUE: US$ 850,000.00 (eight hundred fifty thousand United States dollars).

V.   -    GUARANTEE(S): a. Aval (Y/N)                   (Y)
                           ----
                        b. Pledge (Y/N)                 (Y)
                           ------
                        c. Letter of Guarantee (Y/N)    (N)
                           -------------------

VI.  -    GUARANTOR(S): VOTORANTIM CELULOSE E PAPEL S.A.
                        Brazilian Tax Roll no. 60.643.228/0001-21
                        Alameda Santos no. 1357,6 andar
                        Sao Paulo, S.P., Brazil

VII. -    REPAYMENT SCHEDULE:

          a. Principal: Amount: US$ 50,000,000.00.;
             ---------
                        Maturity Date (Month/Day/Year): February 26th, 2002.

          b. Interest: Amount: US$ 850,000.00.;
             --------
                       Maturity Date (Month/Day/Year): February 26th, 2002.

VIII.-    REMARKS:

This Agreement entered into between CREDITOR and BORROWER,

                                   WITNESSETH:
                                   -----------

WHEREAS BORROWER wishes to obtain a loan from CREDITOR in the amount mentioned in clause "IV.a" of the Preamble (hereinafter referred to as "PREAMBLE') hereto;

WHEREAS CREDITOR is willing to grant BORROWER a loan in such amount under the terms stipulated in this Agreement;

NOW, THEREFORE, the parties have entered into this Agreement subject to the clauses and conditions hereinafter set out:

Section 1. - THE LOAN
---------------------

1.1. - CREDITOR hereby lends to BORROWER the amount mentioned in clause "IV.a" of the PREAMBLE (hereinafter referred to as "LOAN"), by crediting such amount in immediately available funds to the account to be designated by BORROWER on the date mentioned in clause "I.c" of the PREAMBLE. The LOAN will be granted in 1
(one) disbursement in the amount mentioned in clause "IV.a" of the PREAMBLE, which will occur on the date mentioned in clause "I.c" of the PREAMBLE.

1.2. - The term of this Loan Agreement is for the total period mentioned in clause "I.d" of the PREAMBLE, commencing on the date mentioned in clause "I.c" of the PREAMBLE, ending, consequently, on the date mentioned in clause "I.e" of the PREAMBLE (hereinafter referred to as "MATURITY DATE").

Section 2. - PAYMENT OF THE LOAN
--------------------------------

2.1. - PRINCIPAL
----------------

BORROWER shall pay the principal amount of the LOAN according to the schedule set forth in clause "VII.a" of the PREAMBLE, with due regard to the provisions of Section 4 hereunder, free, clear and net of any taxes, levies, deductions, charges and withholdings (hereinafter referred to as "TAXES"). If BORROWER shall be required by law to deduct any TAXES from or in respect of any sum payable hereunder or under any Promissory Note to CREDITOR, the sum payable shall be increased as may be necessary so that after making all required deductions CREDITOR receives an amount equal to the sum it would have received had no such deductions been made.

2.2. - INTERESTS
----------------

BORROWER unconditionally promises to pay to CREDITOR interests on the principal amount of the LOAN (i) according to the schedule set forth in clause "VII.b" of the PREAMBLE and (ii) calculated at the rate mentioned in clause

"IV.b" of the PREAMBLE. Interests shall be paid "pro rata temporis", free, clear and net of any taxes, levies, deductions, charges and withholdings in the same manner as provided for in Section "2.1" above.

2.3. - EARLY REPAYMENT
----------------------

BORROWER shall not repay the LOAN before the MATURITY DATE without the prior written consent of CREDITOR.

2.4. - PROMISSORY NOTES
-----------------------

The principal and interests due hereunder shall be evidenced by 2 (two) Promissory Notes (hereinafter referred to as "PROMISSORY NOTES"), to be issued by BORROWER prior to the disbursement. The PROMISSORY NOTES shall be guaranteed in whole by aval by the guarantor(s) mentioned in clause VI.a of the PREAMBLE (hereinafter referred to as "GUARANTOR"), who shall also execute this Loan Agreement to acknowledge and agree to its terms and conditions.

2.5. - PLEDGE
-------------

In guarantee of the principal and interests due hereunder GUARANTOR hereby pledges certain assets (hereinafter referred to as "PLEDGE") in favor of CREDITOR as described in the Pledge Agreement represented by a separate document and under the terms and conditions contained therein.

Section 3. - BORROWER IN ARREARS
--------------------------------

In case BORROWER being in arrears, BORROWER shall be liable for all expenses and charges which BORROWER may have caused. BORROWER shall further pay an up-front penalty of 2% (two percent) as well as interests on the amount which BORROWER is in arrears at the rate of 2.00% (two percent) per annum, in addition to the rate stipulated in clause "IV.b" of the PREAMBLE. The calculation of the amount due shall be based on the actual number of days in arrears elapsed in the course of a year of 360 (three hundred sixty) days.

Section 4. - CURRENCY AND PLACE OF PAYMENT
------------------------------------------

All payments due by BORROWER hereunder shall be made in United States Dollars, in immediately available funds, in favor of CREDITOR, for the account of CREDITOR (account n. 3544-030209-001, please mention reference AGE29058), at the office of Standard Chartered Bank, in New York, or at any other place and/or account as CREDITOR shall have designated.

Section 5. - REPRESENTATIONS AND WARRANTIES OF BORROWER
-------------------------------------------------------

BORROWER represents and warrants that:

(a) BORROWER is a company incorporated in accordance with the laws of the country mentioned in clause "III" of the PREAMBLE, and has the power and authority to execute, deliver and perform this Agreement;

(b) there are no proceedings pending or threatened against BORROWER before any court or governmental agency, department or other instrumentality which might upon unfavorable decision substantially and adversely affect the economical and financial situation of BORROWER;

(c) BORROWER has complied with all statutory requirements for the contracting of this LOAN;

(d) the execution and performance of this Agreement will not infringe any obligation previously assumed by BORROWER;

(e) this Agreement shall constitute legal, valid and binding obligations of BORROWER, enforceable in accordance with their respective terms;

(f) no approvals or authorizations by the Brazilian government agencies are required for BORROWER and/or GUARANTOR to fulfill the obligations undertaken hereunder;

(g) there has been no material adverse change in the financial condition of BORROWER or in BORROWER's ability to perform its obligations under this Agreement or the PROMISSORY NOTES since BORROWER's last financial statements;

(h) the above representations and warranties "mutatis mutandi" also apply to GUARANTOR;

(i) BORROWER and GUARANTOR are aware that CREDITOR may be required by laws or regulations of different jurisdictions to provide information and records relating to this transaction. Therefore BORROWER and GUARANTOR hereby irrevocably authorize CREDITOR to disclose to Governmental agencies and/or judicial authorities of those jurisdictions any such information; and

(j) GUARANTOR hereby acknowledges and agrees that any amount paid under the AVAL and PLEDGE may be remitted outside Brazil by means of an international transfer of Brazilian Reais pursuant to Circular 2677/96 issued by the Central Bank of Brazil. Any such amount shall be paid net of TAXES as defined in 2.1 above.

Section 6. - AFFIRMATIVE COVENANTS
----------------------------------

6.1. - During the term of this Agreement BORROWER shall:

(a) perform all of its obligations assumed hereunder;

(b) pay the principal and interest amounts in addition to other charges of the LOAN previously agreed between the parties herein, on their respective maturity dates;

(c) repay the total amount of the payments due herein to CREDITOR, assuming the burden of any taxes or charges that may be levied and submit to CREDITOR all the withholding tax receipts;

(d) reimburse CREDITOR for any and all expenses caused by the default of BORROWER on any of the obligations assumed herein and for any judicial costs and fees of counsel paid by CREDITOR to enforce the performance of this Agreement;

(e) preserve and maintain its existence, rights (charter and statutory) and franchises as a company; and

(f) maintain and preserve all of its properties that are material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

6.2. - So long as any amount under this Agreement shall remain unpaid, BORROWER will not, without the written consent of CREDITOR:

(a) sell, transfer or otherwise dispose of any substantial part of its assets including (without limitation) substantially all assets constituting the business of a division, branch or other unit operation other than property no longer useful in the conduct of its business, or create or suffer to exist any obligations for the payment of rental for any property under leases or agreements to lease;

(b) merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any person; and/or

(c) make or permit any material change in accounting policies or reporting practices, except as required by applicable law, and as required by generally accepted accounting principles.

6.3. - By no later than November 30th, 2001 ("Pledge Final Date") and as a security of obligations undertaken by the BORROWER hereunder, the BORROWER shall have pledged or caused to have been pledged (pursuant to a Pledge Agreement in a form satisfactory to CREDITOR) in favor of CREDITOR certificates of deposits issued by Banco BBA Creditanstalt S.A., a financial institution organized in accordance with the laws of the Federative Republic of Brazil, in an amount in Brazilian Reais corresponding to at least 100% (one hundred percent) of the outstanding amount of the LOAN as of the Pledge Final Date.

For the purpose of calculating the percentage of security to be offered pursuant to this clause 6.3., the foreign exchange rate used in converting the Reais amount into U.S. Dollars shall be the floating selling rate PTAX 800, "opcao 5" divulged by the Central Bank of Brazil (SISBACEN) on the Pledge Final Date.

6.4. - CREDITOR agrees to the extent permitted by relevant laws, that in case the issuer of the Certificate of Deposit pledged pursuant to clause 6.3. above shall become generally insolvent (bankrupt), the maturity will be postponed until the certificate of deposit shall be paid.

Section 7. - EVENTS OF DEFAULT
------------------------------

7.1. - Any of the events set forth below shall be deemed to be an event of default:

(a) if BORROWER fails to promptly pay any amount due and payable to CREDITOR herein;

(b) if BORROWER fails to duly perform any other obligation assumed herein;

(c) if any loan, debt, credit instrument, guarantee or other obligation representing an indebtedness of BORROWER toward third parties becomes due and payable by virtue of a default, or is not paid on its due date, or if BORROWER defaults on their obligations under any contract by which such indebtedness was assumed;

(d) if BORROWER voluntarily suspends its business or undergoes a substantially adverse change with respect to its economic condition giving CREDITOR reasonable grounds to conclude that BORROWER will be unable to comply with the obligations stipulated in this Agreement, or if all or a substantial part of the assets of BORROWER are attached or expropriated by any governmental agency ("de jure" or "de facto"), or if BORROWER is declared bankrupt, or propose against itself or permit the proposal against BORROWER any proceeding of bankruptcy or insolvency;

(e) if any governmental approval required for the maintenance of the LOAN is cancelled;

(f) if any representation made by BORROWER in this Agreement or in any certificate, document or statement delivered pursuant to this Agreement proves to be incorrect or misleading in any material respect; and/or

(g) In the event of death, insolvency and bankruptcy of GUARANTOR, and GUARANTOR has not been replaced by any other guarantor(s) previously approved by CREDITOR.

7.2. - In the event of any of the situations set forth in Section 7.1 above, BORROWER shall be deemed to be in default and CREDITOR shall have the right to legally terminate this Agreement regardless of any notice, notification and judicial or extrajudicial summons. Such form of termination shall cause the acceleration of the full amount of the debt represented by the balance outstanding at the time of such termination, such balance corresponding to the principal, interest and other additions and contractual penalties, as reasonably evidenced by CREDITOR.

Section 8. - MISCELLANEOUS
--------------------------

8.1. - EXPENSES
---------------

Any and all expenses incurred by preparation and execution, or in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement or the PROMISSORY NOTE, including, without limitation, reasonable counsel fees and expenses, shall be paid by BORROWER. In the event any amount of principal, interest or any other amount due hereunder is not paid when due, and upon three calendar days prior notice to BORROWER, CREDITOR is hereby authorized expressly at any time and from time to time to debit any account of BORROWER with it and/or its Head Office or any branch or affiliate thereof, for the amount necessary (including any applicable fees or commissions) to purchase on behalf and for the account of BORROWER hereunder, and to apply such amount of United States dollars to the amount due and unpaid hereunder. The rights of CREDITOR under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which CREDITOR may have.

8.2. - NOTICES
--------------

All notices, requests, demands or other communications to or from the parties hereto shall be in writing and sufficient if delivered personally or sent by telex and registered or certified air mail, postage prepaid, addressed to the addresses referred to in the PREAMBLE, or at such other address as any party hereto may designate by written notice.

8.3. - ASSIGNMENT
-----------------

8.3.1. - CREDITOR may at any time assign or grant participations in its rights hereunder or under the PROMISSORY NOTES to third parties.

8.3.2. - BORROWER shall not assign any rights or obligations hereunder to third parties without the prior written consent of CREDITOR.

8.4. - WAIVERS
--------------

8.4.1. - No failure or delay by CREDITOR in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.4.2. - No amendments of any provision of this Agreement, nor consent to any departure by BORROWER therefrom, shall in any event be effective unless the same shall be in writing and signed by CREDITOR.

8.5. - APPLICABLE LAW
----------------------

This Agreement shall be governed by and shall be construed in accordance with the Bahamian law, with due regard to the provision of Section 8.6.

8.6. - JURISDlCTION
-------------------

8.6.1. - Each of the parties hereto irrevocably agrees that the courts of the Commonwealth of the Bahamas shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively, "PROCEEDINGS" and "DISPUTES") and, for such purposes, irrevocably submits to the jurisdiction of such courts.

8.6.2. - The parties irrevocably waive any objection which they might now or hereafter have to the courts of the Commonwealth of the Bahamas being nominated as the forum to hear and determine any PROCEEDINGS and to settle any DISPUTES and agrees not to claim that any such court is not a convenient or appropriate forum.

8.6.3. - The parties agree the process by which any PROCEEDINGS in the Commonwealth of the Bahamas are begun may be served on it by being delivered to their registered offices for the time being. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

8.6.4. - The submission to the jurisdiction of the courts of the Commonwealth of the Bahamas shall not (and shall not be construed so as to) limit the right of the parties to take PROCEEDINGS in any other court of competent jurisdiction, nor shall the taking of PROCEEDINGS in any one or more jurisdictions preclude taking of PROCEEDINGS in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

8.6.5 - To the extent that the parties may in any jurisdiction claim for themselves or their assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to themselves or their assets such immunity (whether or not claimed), the parties agree not to claim and irrevocably waive such immunity to the full extent permitted by the laws of such jurisdiction.

8.6.6. - It is hereby agreed, however, that the choice of the Bahamian jurisdiction shall not adverselly affect the right of CREDITOR to collect or bring suit in Brazil, especially in view of the PROMISSORY NOTES and the PLEDGE. Therefore, BORROWER expressly agrees that in such case suits may be brought before the Courts of the City of Sao Paulo, State of Sao Paulo, Brazil. In such case, this Agreement, the PROMISSORY NOTES and the PLEDGE shall be governed and construed by the laws of the Federative Republic of Brazil.

8.7. - SUMMARY PROCEEDINGS
--------------------------

The parties hereby agree that this Agreement constitutes an extrajudicial execution instrument ("titulo executivo extrajudicial") in accordance with the provisions of Articles 583 and 585, II, of the Brazilian Code of Civil Procedure, and that CREDITOR shall have the right exercisable at its sole discretion, to institute legal proceedings against BORROWER for the collection of any amounts due hereunder through sumary proceedings ("execucao").

8.8. - CHANGE OF LAW
--------------------

In the event any law, regulation, treaty or official directive, or the interpretation or application thereof by any court or by any governmental authority charged with the administration thereof, or compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

(a) subjects any payments of principal or interest or any other amounts payable hereunder or under the PROMISSORY NOTES to any tax (except for taxes on the overall net income of CREDITOR);

(b) materially changes the basis of taxation of any payment of principal or interest or any other amounts payable hereunder or under the PROMISSORY NOTES;

(c) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, CREDITOR; or

(d) imposes any other condition or requirement on CREDITOR with respect to this Agreement or the PROMISSORY NOTES, and the result of the foregoing is to increase the cost to CREDITOR of making or maintaining the LOAN, decrease the rate of return hereunder or reduce the amount of principal or interest or any other amounts payable hereunder, then BORROWER shall on demand pay to CREDITOR such additional amounts as will be sufficient to compensate CREDITOR for such additional cost, reduction or decrease and to allow CREDITOR to maintain the same rate of return hereunder as if such change had not occurred, or prepay such LOAN in full, provided that BORROWER reimburses CREDITOR for any expense or loss, as reasonably evidenced by CREDITOR, suffered by CREDITOR as a result of such prepayment

8.9. - HEADINGS
---------------

All captions or headings in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

8.1O. - HEIRS AND SUCCESSORS
----------------------------

This Agreement shall be binding on the parties, their heirs and successors.

IN WITNESS WHEREOF the parties signed this instrument in the presence of the 2
(two) undersigned witnesses in 4 (four) counterparts of identical form and content.

     CREDITOR: BANCO BBA-CREDITANSTALT S.A. - NASSAU BRANCH


                            BY:     /s/ Amauri Pavani    Esther Maria Ferrando
                                    --------------------------------------------
                            Title:  AMAURI PAVANI        ESTHER MARIA FERRANDO
                                    ATTORNEY-IN-FACT     ATTORNEY-IN-FACT


                            BORROWER: NEWARK FINANCIAL INC.


                            BY:     /s/
                                    --------------------------------------------
                            Title:


                        GUARANTOR: VOTORANTIM CELULOSE E PAPEL S.A.


                            BY:     /s/
                                    --------------------------------------------
                            Title:


     WITNESSES:


1) /s/                                    2) /s/
   ---------------------------------         -----------------------------------
   Name:                                     Name:
   Address:                                  Address:

                                 PROMISSORY NOTE
                                 ---------------

No: 01/02

AMOUNT: US$ 50,000,000.00

PLACE OF ISSUANCE: Tortola, British Virgin Islands

PLACE OF PAYMENT: New York, U.S.A.

ISSUANCE DATE: October 29th, 2001

MATURITY DATE: February 26th, 2002

BENEFICIARY:   BANCO BBA-CREDITANSTALT S.A.-NASSAU BRANCH
               Bolam House, King & George Streets
               Nassau - Bahamas

For value received, Newark Financial Inc., a company formed pursuant to the laws of British Virgin Islands, shall pay for this sole Promissory Note to Banco BBA-Creditanstalt S.A. - Nassau Branch, or to its order, at in the account n. 3544-030209-001 (under reference AGE29058), at the office of Standard Chartered Bank, in New York, in immediately available funds, the amount of US$ 50,000,000.00 (fifty million United States Dollars) on
February 26th, 2002.

               ISSUER: NEWARK FINANCIAL INC.


           By: /s/
               --------------------------------------
           Title:

POUR AVAL:


VOTORANTIM CELULOSE E PAPEL S.A.


By: /s/
    --------------------------------------
Title:

This promissory note is the one referred to Loan Agreement
n. 19.19.4/AGE29058/1, dated as of October 19th, 2001, by and between the Borrower and the Bank, which among other things contains provisions for the acceleration of the payment of principal and interest hereof upon the happening of certain stated events therein; specified terms used herein shall have the same meaning as of defined in such agreement.

                                       PROMISSORY NOTE
                                       ---------------

No: 02/02

AMOUNT: US$ 850,000.00

PLACE OF ISSUANCE: Tortola, British Virgin Islands

PLACE OF PAYMENT: New York, U.S.A.

ISSUANCE DATE: October 29th, 2001

MATURITY DATE: February 26th, 2002

BENEFICIARY:   BANCO BBA-CREDITANSTALT S.A.-NASSAU BRANCH
               Bolam House, King & George Streets
               Nassau - Bahamas

For value received, Newark Financial Inc., a company formed pursuant to the laws of British Virgin Islands, shall pay for this sole Promissory Note to Banco BBA-Creditanstalt S.A. - Nassau Branch, or to its order, at in the account
n. 3544-030209-001 (under reference AGE29058), at the office of Standard Chartered Bank, in New York, in immediately available funds, the amount of US$ 850,000.00 (eight hundred fifty thousand United States Dollars) on
February 26th, 2002.

                         ISSUER: NEWARK FINANCIAL INC.


                  By:    /s/
                  Title: ----------------------------------

POUR AVAL:

VOTORANTIM CELULOSE E PAPEL S.A.


By:    /s/
       ---------------------------------
Title:

This promissory note is the one referred to Loan Agreement
n. 19.19.4/AGE29058/1, dated as of October l9th, 2001, by and between the Borrower and the Bank, which among other things contains provisions for the acceleration of the payment of principal and interest hereof upon the happening of certain stated events therein; specified terms used herein shall have the same meaning as of defined in such agreement.